EX-99.(g)(ii)

AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT to the Custody Agreement is entered into as of August 15, 2022 (this “Amendment”) by and between MORNINGSTAR FUNDS TRUST, a Delaware statutory trust (the “Fund”) on behalf of each series of the Fund listed on Schedule B to the Agreement (as defined below) (each, a “Portfolio” and, collectively, the “Portfolios”) and THE NORTHERN TRUST COMPANY (the “Custodian”), an Illinois corporation.

WHEREAS, the Custodian provides certain services to the Fund pursuant to the Amended and Restated Custody Agreement, dated as of March 9, 2018 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Agreement”); and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Fund and the Custodian wish to make certain amendments to the Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement. The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENT. Effective as of the date of this Amendment, Schedule D of the Agreement shall be replaced in its entirety by the amended Schedule D attached hereto.

3. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the State of Illinois.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

MORNINGSTAR FUNDS TRUST

By:	/s/ Scott Schilling
Name:	Scott Schilling
Title:	Chief Compliance Officer and Secretary

THE NORTHERN TRUST COMPANY

By:	/s/ Chad Hecht
Name:	Chad Hecht
Title:	Vice President

SCHEDULE D

(Countries for which Custodian shall not have responsibility under

Section 3A for managing foreign custody arrangements)

As identified as part of the Global Networks of Markets & Subcustodians available on Atlas Market

Interactive

3